EXHIBIT 15.14



                      (LETTERHEAD OF DELOITTE & TOUCHE LLP)





April 24, 2001

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, OK  74135

We have made a review, in accordance with standards establishes by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the quarterly periods ended March 31, 2001 and 2000, as indicated in our report dated April 24, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146 and No. 333-50800 on Forms S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436 (c) under the Securities Act of 1933 are not considered a part of the Registration
Statements prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE


Tulsa, Oklahoma